                                                                      EXHIBIT 99


FOR IMMEDIATE RELEASE

Contacts:         Valerie Brodie
                  Director, Investor Relations
                  949/585-4293
                  vbrodie@epicor.com


      EPICOR REPORTS FOURTH QUARTER OF 1999 AND YEAR END FINANCIAL RESULTS

         IRVINE, Calif., February 2, 2000 -- Epicor Software Corporation (NASDAQ: EPIC), today reported its financial results for the fourth quarter and year ended December 31 1999. Total revenues for the fourth quarter were $62.7 million. For the year ended December 31, 1999, revenues totaled $258.2 million.

         License revenues for the fourth quarter were $22.9 million and for the year license revenues were $94.3 million. The company reported a sequential increase in license revenue over the third quarter ended September 30, 1999 consistent with the industry-wide consensus that the slowdown in enterprise software demand, due primarily to Y2K factors, is dissipating. Service revenues for the fourth quarter were down slightly compared to the previous quarter as a result of the utilization of consultants to assist customers in their Y2K transition and to accelerate beta testing of the company's new products scheduled for delivery in the first quarter of 2000.

         The company's balance sheet at December 31, 1999 showed cash, cash equivalents and short-term investments of $30.4 million, accounts receivable of $75.3 million and deferred revenue of $39.0 million. "Given the difficult software market conditions during 1999, we are very encouraged to close the year with a healthy cash position and a balance sheet that continues to remain unencumbered by long term debt," said Lee Kim, vice president and chief financial officer.

         The acceleration of the company's critical investments in the development of new products and the associated costs of transitioning its sales, marketing and consulting teams to support the delivery of an Internet-enabled offering that is designed to maximize the company's opportunities to leverage the industry's highest growth sectors including eBusiness, eCRM and B2B, contributed to the loss for the quarter of $22.7 million or $0.56 cents per share before charges related to the previously announced reorganization of the company along strategic product lines. Net loss for the year before write-downs and charges was $29.9 million or $0.74 per share.


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                           Epicor Software Announces Fourth Quarter 1999 Results
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         For the fourth quarter, the company posted a net loss of $41.6 million or $1.02 per share, including write-downs related to the impairment of certain intangible assets and charges attributable to the reorganization. For the year, net loss including charges was $48.8 million or $1.20 per share. In early
January 2000, the company carried out a workforce reduction of approximately 11% of its employees and contractors worldwide. The company also expects to reduce its facilities over the next few months to better match its new streamlined organization. The company also wrote down certain assets to realizable value, including acquired technology, capitalized internal development costs, and acquisition-related intangible assets. In addition, the company recorded an additional charge to increase its allowance for doubtful accounts and related reserves, partially due to the reorganization. The workforce and facilities reductions, the write down of impaired assets, and the increase in receivables allowances resulted in total charges of $19.0 million.

         "During the fourth quarter of 1999, we took aggressive measures to position the company for success in 2000 by reducing our on-going cost structure, creating divisional structures with P&L responsibility, implementing rigorous operating controls and procedures through the appointment of Rick Roll to the executive team as chief operating officer and accelerating the commitment to our customers to deliver on our industry-endorsed strategy to provide a cost effective fully integrated BackOffice, FrontOffice and eBusinesss solution," said George Klaus, chairman and chief executive officer.

ABOUT EPICOR SOFTWARE CORPORATION

         Epicor is the largest enterprise software supplier focused exclusively on the real-world requirements of midmarket companies. Epicor delivers business performance solutions including Front Office, Back Office and eBusiness capabilities, that enable companies to automate on their own terms and outperform their competition by capitalizing on customer relationships, minimizing the risks and upheaval of conventional enterprise resource planning
(ERP) systems.


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                           Epicor Software Announces Fourth Quarter 1999 Results
                                                                          Page 3


         Founded in 1984, Epicor is ranked among the industry's ten largest enterprise business solutions providers by industry analysts, with more than 10,000 enterprise customers worldwide. Epicor is headquartered in Irvine, California. More information about Epicor, its products and services is available at www.epicor.com.

                                      # # #

Epicor is a trademark of Epicor Software Corporation. Platinum is a registered trademark of PLATINUM technology International, Inc. The product and service offerings depicted in this document are produced by Epicor Software Corporation.

The foregoing statements regarding anticipated facilities reductions and opportunities to leverage industry growth sectors, which are not historical fact, are "forward-looking statements" that involve risks and uncertainties and actual results may differ materially. Such risks and uncertainties include but are not limited to, the company's success in controlling costs, achieving operating results and margins; fluctuations in demand for the company's products, particularly in light of competitive offerings; the timely availability and market acceptance of new products and upgrades, the impact of competitive products and pricing, and the discovery of undetected software errors and other factors discussed in the company's Quarterly report on Form 10-Q, for the period ending September 30, 1999, at pages 14-19. As a result of these factors the business or prospects expected by the company as part of this announcement may not occur. The company undertakes no obligation to revise or update publicly any forward-looking statements.



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                           Epicor Software Announces Fourth Quarter 1999 Results
                                                                          Page 4


                           EPICOR SOFTWARE CORPORATION
                  AUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                         DECEMBER 31,      DECEMBER 31,
                                                             1999              1998
                                                         ------------      ------------
ASSETS
Current assets:
  Cash and cash equivalents                               $  14,866         $  22,175
  Short-term investments                                     15,509            30,511
  Accounts receivable, net                                   75,263            84,789
  Inventories                                                 1,413               971
  Prepaid expenses and other                                  7,571            13,826
                                                          ---------         ---------
     Total current assets                                   114,622           152,272

Property and equipment, net                                  16,650            13,388
Software development costs, net                               9,083             5,572
Intangible assets, net                                       25,668            32,056
Other assets                                                  4,154             8,989
                                                          ---------         ---------
Total assets                                              $ 170,177         $ 212,277
                                                          =========         =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                        $  14,591         $  16,490
  Accrued expenses                                           31,000            24,741
  Accrued merger and restructuring costs                     11,562            15,090
  Deferred revenue                                           39,018            36,845
                                                          ---------         ---------
     Total current liabilities                               96,171            93,166
                                                          ---------         ---------

Long-term liabilities                                           400             1,116
                                                          ---------         ---------

Stockholders' equity:
  Preferred stock                                             7,501             7,501
  Common stock                                                   41                40
  Additional paid-in capital                                237,536           232,042
  Less: notes receivable from officers for issuance
   of restricted stock                                      (11,269)          (11,563)
  Accumulated other comprehensive loss                       (1,590)             (245)
  Accumulated deficit                                      (158,613)         (109,780)
                                                          ---------         ---------
     Total stockholders' equity                              73,606           117,995
                                                          ---------         ---------
Total liabilities and stockholders'equity                 $ 170,177         $ 212,277
                                                          =========         =========


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                           Epicor Software Announces Fourth Quarter 1999 Results
                                                                          Page 5


                           EPICOR SOFTWARE CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)


                                                      THREE MONTHS ENDED          TWELVE MONTHS ENDED
                                                         DECEMBER 31,                DECEMBER 31,
                                                    ----------------------      -----------------------
                                                      1999          1998          1999           1998
                                                    --------      --------      ---------      --------
                                                   (Unaudited)   (Unaudited)    (Audited)     (Unaudited)
Revenues:
   License fees                                     $ 22,876      $ 16,870      $  94,344      $ 68,877
   Services                                           38,540        16,389        157,770        52,861
   Other                                               1,294           128          6,062           551
                                                    --------      --------      ---------      --------
     Total revenues                                   62,710        33,387        258,176       122,289

Cost of revenues                                      34,418        10,473        122,602        37,253
                                                    --------      --------      ---------      --------

Gross profit                                          28,292        22,914        135,574        85,036

Operating expenses:
   Sales and marketing                                26,780        12,077         89,592        46,208
   Software development                                9,256         3,416         29,722        11,862
   General and administrative                         23,790         1,962         55,579         7,636
   Special charges                                     9,975         5,950          9,975         5,950
   Charge for in-process research & development           --         6,384             --         6,384
                                                    --------      --------      ---------      --------
     Total operating expenses                         69,801        29,789        184,868        78,040
                                                    --------      --------      ---------      --------

Income (loss) from operations                        (41,509)       (6,875)       (49,294)        6,996
Other income (expense), net                              218           123          1,211         1,148
                                                    --------      --------      ---------      --------

Income (loss) before income taxes                    (41,291)       (6,752)       (48,083)        8,144
Provision for income taxes                               314            --            750           180
                                                    --------      --------      ---------      --------

Net income (loss)                                   $(41,605)     $ (6,752)     $ (48,833)     $  7,964
                                                    ========      ========      =========      ========

Net income (loss) per share - basic                 $  (1.02)     $  (0.24)     $   (1.20)     $   0.30
Net income (loss) per share - diluted               $  (1.02)     $  (0.24)     $   (1.20)     $   0.27

Common shares outstanding - basic                     40,836        28,415         40,605        26,780
Common shares outstanding - diluted                   40,836        28,415         40,605        29,749